Exhibit 99.1

Lennox International appoints Kim K.W. Rucker to board of directors

(DALLAS, JUNE 10, 2015) – Lennox International Inc. (NYSE: LII) announced the appointment of Kim K.W. Rucker as a member of its board of directors, effective June 10, 2015. Ms. Rucker is the Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary of Kraft Foods Group, Inc., one of North America’s largest consumer packaged food and beverage companies. She is responsible for Kraft’s legal affairs and its corporate, communications and government affairs organizations.

“We’re excited to welcome Kim as a member of the board of directors of Lennox International,” said Todd Bluedorn, Lennox International’s chairman of the board and chief executive officer. “She brings with her significant experience in the areas of law, corporate governance, external and internal communications, community involvement and government affairs and we expect her to make valuable contributions to our board.”

Prior to joining Kraft, Kim served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Avon Products, Inc. She previously served as Senior Vice President, Corporate Secretary and Chief Governance Officer for Energy Future Holdings, Corp. and began her legal career at Sidley Austin LLP. She holds a BBA in economics from the University of Iowa, a law degree from the Harvard Law School and a master in public policy from the John F. Kennedy School of Government at Harvard University.

Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at http://www.lennoxinternational.com or by contacting Phil Gee, director, communications and public affairs at 972-497-7456.